Exhibit 16.1

April 15, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE Washington, D.C. 20549

Regarding:	Cardiff International, Inc. File No. 000-49709

Dear Sir or Madam:

We have read the statements made by Cardiff International, Inc. (the "Company"), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying public accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours, /s/ Weinberg & Company Weinberg & Company